Exhibit 11




             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


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                               Exhibit 11
             Statement Re: Computation of Per Share Earnings


                          Three Months Ended         Twelve Months Ended
                           October 31, 1998            October 31, 1998

                          -------------------         -------------------
                         1998          1997           1998           1997
                          -------------------         -------------------
                               (in thousands, except per share amount)
                     Basic Diluted  Basic Diluted  Basic Diluted  Basic Diluted
                     ----- -------  ----- -------  ----- -------  ----- -------

Net income            $968  $968  $4,053 $4,053  $9,254 $9,254  $13,804 $13,804

Weighted average shares
  outstanding        6,410 6,410   6,541  6,541   6,498  6,498    6,536   6,536

Assumed issuances under
  stock options plans   -    142      -     239      -     172       -      168
                     -----------  -------------  -------------   --------------
                     6,410 6,552   6,541  6,780   6,498  6,670    6,536   6,704


Earnings per common
  share              $0.15 $0.15   $0.62  $0.60   $1.42  $1.39    $2.11   $2.06
                     ============  ============   ============   ==============













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